Exhibit 5.1

1313 North Market Street
P.O. Box 951
Wilmington, DE 19801- 0951
302 984 6000
www.potteranderson.com

October 28, 2020

Liberty Broadband Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112

Re:                             Liberty Broadband Corporation

Ladies and Gentlemen:

We have acted as special Delaware counsel to Liberty Broadband Corporation., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of shares of Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company, shares of Series B common stock, par value $0.01 per share, of the Company, and shares of Series C common stock, par value $0.01 per share, of the Company (collectively, the “Shares”) to be issued pursuant to the Agreement and Plan of Merger, dated as of August 6, 2020, by and among the Company, Grizzly Merger Sub 1, LLC, a Delaware limited liability company, Grizzly Merger Sub 2, Inc., a Delaware corporation, and GCI Liberty, Inc., a Delaware corporation (the “Merger Agreement”).  In connection with the Registration Statement, certain legal matters in connection with the Shares are being passed upon for you by us.  At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

For the purpose of rendering our opinion as stated herein, we have conducted no independent factual investigation of our own, and have examined only the following documents:

(i) the Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on November 3, 2014, which became effective on November 4, 2014;

(ii) the Amended and Restated Bylaws of the Company, which constitute the bylaws of the Company currently in effect;

(iii) the Merger Agreement;

Liberty Broadband Corporation

October 28, 2020

(iv) the resolutions of the Board of Directors of the Company (the “Board”), adopted at a meeting of the Board held on August 5, 2020, pursuant to which the Board, among other things, approved and declared advisable the Merger Agreement and approved and authorized the issuance of the Shares pursuant thereto;

(v) the Registration Statement;

(vi) the form of Certificate of Designations of Series A Cumulative Redeemable Preferred Stock of the Company (the “Certificate of Designations”);

(vii) a certificate of an officer of the Company, dated October 28, 2020 (the “Officer’s Certificate”); and

(viii) a Certificate of Good Standing with respect to the Company, dated October 28, 2020, obtained from the Secretary of State.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in (i) through (viii) above.  In particular, we have not reviewed, and express no opinion on, any document (other than the documents listed in (i) through (viii) above) that is referred to or incorporated by reference into, the documents reviewed by us.  We have assumed that there exists no provision in any document, agreement or record that we have not reviewed that bears upon or is inconsistent with or would otherwise alter the opinion stated herein.

As to certain factual matters, we have relied upon the Officer’s Certificate and have not sought independently to verify such matters.

Based solely upon our examination of and reliance upon the foregoing, and subject to the limitations, exceptions, qualifications, and assumptions set forth herein, we are of the opinion that the Shares to be issued pursuant to the Merger Agreement have been duly authorized by all necessary corporate action on behalf of the Company, and upon  the issuance and delivery of the Shares pursuant to and in accordance with the terms and conditions set forth in the Registration Statement and the Merger Agreement, such Shares will be validly issued, fully paid, and non-assessable.

The opinion expressed herein is subject in all respects to the following assumptions, limitations, and qualifications:

(i)                                     Our opinion expressed herein is limited to the General Corporation Law of the State of Delaware (the “DGCL”) in effect on the date hereof.  We have not considered and express no opinion with regard to, or as to the significance or effect in any respect of, laws, rules or regulations of any jurisdiction (whether foreign or domestic), including, without limitation, the federal laws of the United States (including, without limitation, federal laws and rules and regulations relating to securities), the securities laws of any state of the United States, blue sky laws, antitrust laws, insurance laws, tax laws, and regulations of stock exchanges or of any other regulatory body.

Liberty Broadband Corporation

October 28, 2020

(ii)                                  We have assumed, without any investigation, (a) the legal capacity of natural persons who are signatories to the documents examined by us, (b) the genuineness of all signatures on all documents examined by us, (c) the authenticity of all documents submitted to us as originals, (d) the accuracy and completeness of all documents examined by us, (e) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, or other copies, and (f) that the documents, in the forms submitted to us for review, have not been and will not be altered, modified, or amended in any respect, and have not otherwise been revoked since the time of their adoption and remain in full force and effect through and including the issuance of the Shares pursuant to the terms of Merger Agreement.

(iii)                               We have assumed that prior to the issuance of any of the Shares (i) the Certificate of Designations will have been filed with the Secretary of State of the State of Delaware and become effective, (ii) the Registration Statement, as then amended, will have become effective under the Act and such effectiveness shall not have been terminated or rescinded, and (iii) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or waived and such transactions are consummated.

(iv)                              We have assumed that each of the statements made and certified in the Officer’s Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, remains true and correct on the date hereof, and will be true and correct on the date the Company is or becomes obligated to issue the Shares pursuant to the terms of the Merger Agreement.

(v)                                 The opinion expressed in this letter is rendered as of the date hereof and is based on our understandings as to present facts, and on the application of the DGCL as the same exists on the date hereof.  We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

We hereby consent to your filing this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Registration Statement and the related prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.  This opinion is rendered solely for your benefit in connection with the transactions herein described and, except as provided in the preceding sentence, may not, without our prior written consent, be furnished or quoted to any other person or entity.

Very truly yours,

/s/ Potter Anderson & Corroon LLP

Potter Anderson & Corroon LLP